Exhibit 5.1

August 10, 2017

Abraxas Petroleum Corporation
18803 Meisner Drive
San Antonio, Texas 78258

Re:	Registration Statement on Form S-3 for the registration of 2,000,000 Shares of Abraxas Petroleum Corporation Common Stock

Ladies and Gentlemen:

We have acted as counsel to Abraxas Petroleum Corporation, a Nevada corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale of an aggregate of 2,000,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company.
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational and governing documents of the Company, each as amended to the date hereof, the Registration Statement (including the Exhibits thereto), the records of corporate proceedings that have occurred prior to the date hereof with respect to the Registration Statement, such agreements, certificates of public officials, certificates of officers or other representatives of the Company and such other documents, certificates and records as we have deemed necessary as a basis for the opinions set forth below. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is still in effect.
Based solely upon the foregoing, and subject to the qualifications, assumptions and other statements set forth herein, it is our opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.
We express no opinion as to the law of any jurisdiction other than the general corporate laws of the State of Nevada. The reference and limitation to the “general corporate laws of the State of Nevada” includes the statutory provisions of Chapter 78 of the Nevada Revised Statutes and all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of this letter.
We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jackson Walker L.L.P.

Jackson Walker LLP

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